Exhibit 10.4

WAREHOUSEMAN’S WAIVER

Date: November 4, 2021

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,

Harte Hanks

Name of Warehouse: Harte Hanks Response Management/Boston, Inc. Premises Locations:

1.	600 N. Bedford Street, East Bridgewater, MA 02333

2.	6700 Orville Ave., Kansas City, 66102

(hereinafter, the “Warehouse”) executes this waiver in favor of Salem Five Cents Savings Bank with an address of 341 Court Street, Plymouth, MA 02360 (the “Bank”).

1.	Bank has provided a credit facility in favor of Stran & Company, Inc., a Nevada corporation with its principal place of business at 2 Heritage Drive, 6th Floor Quincy, MA 02171, Massachusetts (the “Borrower”).

2.	Warehouse represents that it is the occupant of a certain premises (hereinafter, the “Premises”) known and numbered as set out above.

3.	Warehouse represents that as of the date of this Warehouseman’s Waiver certain goods of the Borrower are stored on the Premises.

4.	The Warehouse has been advised by the Borrower that Bank has been granted a security interest by the Borrower in and to all of the Borrower’s assets located in the Warehouse (hereinafter, the “Collateral”), which Collateral presently is located, or may at any time hereafter be located, in, at, or upon the Premises.

5.	The Warehouse agrees:

(a) That for earlier of such time as no assets of the Borrower are located at the Premises or until such time as all liabilities of the Borrower to Bank have been paid in full, the Warehouse disclaims any interest in such of the Collateral as is now or hereafter located in, at, or upon the Premises and not to distrain any of the Collateral nor to assert any claim against the Collateral for any reason.

(b) That until the earlier of such time as no assets of the Borrower are located at the Premises or the date that Borrower owes no liabilities to the Bank, not to interfere with any enforcement by Bank of Bank’s rights in and to the Collateral provided that such exercise is conducted in a commercially reasonable manner and in accordance with applicable law.

(c) To permit Bank access to the Premises during mutually agreed upon hours in order to exercise Bank’s rights hereunder. Following its receipt of notice from the Warehouse that Tenant is in default to the Warehouse, the Bank shall have 30 days to exercise its rights hereunder and during that 30 day period shall have no obligation whatsoever to cure any Tenant default to Warehouse or to make any payment to Warehouse relating to that 30 day period or any prior period of Tenant’s occupancy or use of the Premises. Notwithstanding the foregoing, the Bank shall have the right to have an additional 60 days (after the aforesaid 30 day period) to exercise its rights hereunder, provided that it makes payment to Warehouse of per diem rent for the actual number of days Bank extends that 30 day period at the rate in effect prior to any default by Tenant to Warehouse (the “Extended Period”). The Bank shall have the right to exercise its rights under the Extended Period by providing the Warehouse with notice of its intention to do so prior to the expiration of the aforesaid 30 day period.

(d) Not to interfere with the removal of the Collateral from the Premises by or on behalf of Bank within 30 days of the Bank’s receipt of a notice from Warehouse that Tenant is in default to the Warehouse or the term of the Extended Period, provided, however Bank, at Bank’s expense, shall promptly repair any physical damage to the Premises actually caused by such removal, but shall not be liable for any diminution in value of the Premises caused by the removal or absence of the Collateral.

(e) To provide the Bank with written notice (when given to Borrower) of any default by Borrower to Warehouse and to give the Bank the option to cure the same within thirty (30) days of such notice. After such thirty (30) day period or the term of the Extended Period, if the Bank has not cured such default, the Warehouse may dispose of such Materials as it deems fit.

6.	Until the earlier of such time as the Borrower has no property at the Premises, or the duration of the Warehouse’s arrangement with the Borrower, the Warehouse hereby acknowledges and agrees that it holds possession of the Collateral for the benefit of the Bank.

7.	Until the Warehouse receives written notification from Bank to the contrary, the Warehouse is authorized to accept instructions with respect to the Collateral from Borrower. Upon the receipt of written notice from Bank and until such notice is rescinded by Bank, the Warehouse shall only honor any and all instructions from Bank with respect to the Collateral, including, any direction from Bank to dispose of all or any portion of the Collateral at any time, without any further consent or instruction from Borrower.

8.	The waiver shall inure to the benefit of Bank, and its respective successors and assigns, shall be binding upon the Warehouse, its heirs, assigns, representatives, and successors, and shall take effect as a sealed instrument.

“Warehouse”

Harte Hanks Response Management/ Boston, Inc.

By:	/s/ Jeanne Shaunessy
Jeanne Shaunessy

Address:	600 N. Bedford Street
East Bridgewater, MA 02333

ACKNOWLEDGED AND CONSENTED TO:

Salem Five Cents Savings Bank

By:	/s/ Nathan M. Buckley
Nathan M. Buckley, Senior Vice President

Stran & Company, Inc.

By:	/s/ Andrew J. Shape
Andrew J. Shape, Chief Executive Officer

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